As filed with the U.S. Securities and Exchange Commission on July 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT ON FORM S-8

UNDER

THE SECURITIES ACT OF 1933

Chevron Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-0890210
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1400 Smith Street, Houston, TX	77002-7327
(Address of Principal Executive Offices)	(Zip Code)

Hess Corporation Employees’ Savings Plan

(Full title of the plan)

Mary A. Francis Corporate

Corporate Secretary and Chief Governance Officer

Chevron Corporation

5001 Executive Parkway, Suite 200, San Ramon, CA 94583

(Name and address of agent for service)

(925) 842-1000

(Telephone number, including area code, of agent of service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On October 20, 2023, Chevron Corporation (“we”, “Chevron” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Yankee Merger Sub Inc., a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Hess Corporation (“Hess”), pursuant to which, effective as of July 18, 2025 (the “Effective Time”), Merger Sub merged with and into Hess (the “Merger”), with Hess continuing as the surviving corporation and a direct, wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, at the Effective Time, Chevron assumed the Hess Corporation Employees’ Savings Plan (the “Plan”). This Registration Statement on Form S-8 is being filed by Chevron in connection with the registration of 1,245,841 shares of its common shares, par value $0.75 per share (the “Chevron common stock”), and an indeterminate amount of plan interests issuable to eligible employees of Hess pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company and the Plan with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2024;

•	the Plan’s Annual Report on Form 11-K for the year ended December 31, 2024;

•	the information contained in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 9, 2025 and incorporated into Part III of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2024;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;

•	the Company’s Current Reports on Form 8-K filed on January 31, 2025, February 26, 2025, March 17, 2025 and May 30, 2025 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•	the description of the Chevron common stock contained in Exhibit 4.5 to the Annual Report on Form 10-K filed with the Commission on February 21, 2025 (which updates and supersedes the description in Chevron’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating this description.

All documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery or such other court will deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation will have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation provides that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

Both Article VIII of Chevron’s certificate of incorporation, as amended and restated (“Chevron’s certificate of incorporation”) and Article VIII of Chevron’s by-laws, as amended (“Chevron’s By-Laws” and, together with Chevron’s certificate of incorporation, “Chevron’s organizational documents”) provide for indemnification of its directors, officers, employees and other agents and any person serving or having served, at the request of the corporation, as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan (“corporate servant” or “indemnified person”). Chevron’s organizational documents provide that, to the fullest extent permitted by the DGCL and without limiting any rights of indemnified persons, Chevron shall indemnify any corporate servant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (“proceedings”), by reason of the fact that the person is or was a corporate servant against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the corporate servant. Chevron’s certificate of incorporation provides that Chevron’s board of directors is authorized, to the extent permitted by the DGCL, to cause the corporation to pay expenses incurred by corporate servants in defending proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of Article VIII of the certificate of incorporation or otherwise. Chevron’s By-Laws provide that Chevron shall pay expenses (including attorney’s fees) by an indemnified person who is a current or former director, officer or employee of Chevron in defending any such proceeding in advance of its final disposition; provided, however, that the advancement of expenses shall be made only upon delivery of an undertaking to Chevron, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under Chevron’s By-laws or otherwise. All of the above rights are not exclusive of any other right to which any indemnified person may otherwise be entitled.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such a provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under § 174 of the DGCL regarding liability for unlawful dividends or stock repurchases and redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. Chevron’s certificate of incorporation provides for such limitation of liability in the case of Chevron directors, and limits the liability of Chevron officers in circumstances similar to, but more limited than, those applicable to Chevron directors.

The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses not indemnifiable by Chevron in connection with the defense of actions, suits or proceedings, and certain liabilities not indemnifiable by Chevron that might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Chevron Corporation, dated May 28, 2025, filed as Exhibit 3.1 to Chevron Corporation’s Current Report on Form 8-K filed May 30, 2025, and incorporated herein by reference.

4.2	By-laws of Chevron Corporation, as amended December 4, 2024, filed as Exhibit 3.2 to Chevron Corporation’s Current Report on Form 8-K filed December 10, 2024, and incorporated herein by reference.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of Chevron common stock being registered.

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Chevron Corporation.

24.1*	Powers of Attorney for directors of Chevron Corporation, authorizing, among other things, the signing of registration statements on their behalf.

99.1*	Hess Corporation Employees’ Savings Plan.

107*	Filing Fee Table.

* Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 18, 2025.

CHEVRON CORPORATION

By:	/s/ Michael K. Wirth
Name:	Michael K. Wirth
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on this 18th day of July, 2025.

Principal Executive Officer (and Director)		Directors

/s/ Michael K. Wirth		*
Michael K. Wirth Chairman of the Board and Chief Executive Officer		Wanda M. Austin
*
Principal Financial Officer		John B. Frank

/s/ Eimear P. Bonner		*
Eimear P. Bonner Vice President and Chief Financial Officer		Alice P. Gast

Principal Accounting Officer		* Enrique Hernandez, Jr.

/s/ Alana K. Knowles		*
Alana K. Knowles Vice President and Controller		Marillyn A. Hewson

* Jon M. Huntsman Jr.

* Charles W. Moorman

* Dambisa F. Moyo

* Debra Reed-Klages

*
D. James Umpleby III

*By	/s/ Mary A. Francis Mary A. Francis Attorney-In-Fact	* Cynthia J. Warner

HESS CORPORATION EMPLOYEES’ SAVINGS PLAN

By:	/s/ Kari H. Endries
Name: Title:	Kari H. Endries Assistant Secretary